EXHIBIT 21.1

LIST OF SUBSIDIARIES
META PLATFORMS, INC.

Cassin Networks ApS (Denmark)
Edge Network Services Limited (Ireland)
Facebook Circularity, LLC (Delaware)
Facebook Holdings, LLC (Delaware)
Facebook Operations, LLC (Delaware)
Facebook UK Limited (United Kingdom)
FCL Tech Limited (Ireland)
Goldframe LLC (Delaware)
Greater Kudu LLC (Delaware)
Hibiscus Properties, LLC (Delaware)
Instagram, LLC (Delaware)
Malkoha Pte. Ltd. (Singapore)
Meta Payments Inc. (Florida)
Meta Platforms Ireland Ltd. (Ireland)
Meta Platforms Technologies, LLC (Delaware)
Morning Hornet LLC (Delaware)
Novi Financial, Inc. (Delaware)
Pinnacle Sweden AB (Sweden)
Raven Northbrook LLC (Delaware)
Runways Information Services Limited (Ireland)
Scout Development, LLC (Delaware)
Siculus, Inc. (Delaware)
Sidecat LLC (Delaware)
Stadion LLC (Delaware)
Starbelt LLC (Delaware)
Vitesse, LLC (Delaware)
WhatsApp LLC (Delaware)
Winner LLC (Delaware)
Woolhawk LLC (Delaware)